Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-47928) of Oplink Communications, Inc. of our report dated September 22, 2005 relating to the consolidated financial statements and financial statement schedule, which appears in this Annual Report on Form 10-K.
/s/ Burr, Pilger, & Mayer LLP
Palo Alto, California
September 22, 2005